Exhibit 99.1

Contact: Nancy Krejsa Senior Vice President Investor Relations and Corporate Communications +1-972-595-5083 nkrejsa@sftp.com

Six Flags Initiates Process to Refinance and Upsize its Senior Secured Credit Facilities
GRAND PRAIRIE, Texas - June 16, 2015 - Six Flags Entertainment Corporation (NYSE: SIX), the world’s largest regional theme park company, announced today that it has commenced the refinancing of its senior secured credit facilities with the goal of increasing its term loan B amount by approximately $130 million to $700 million and increasing its revolving credit facility by $50 million to $250 million. The company intends to use the incremental proceeds for general corporate purposes, including share repurchases. The company’s previously announced consent solicitation with respect to its 5.25% Senior Notes due 2021 expired without receipt of the requisite consents.

About Six Flags Entertainment Corporation

Six Flags Entertainment Corporation is the world’s largest regional theme park company with $1.2 billion in revenue and 18 parks across the United States, Mexico and Canada. For 54 years, Six Flags has entertained millions of families with world-class coasters, themed rides, thrilling water parks and unique attractions.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of federal securities laws. Statements related to, among other things, the consummation of the refinancing of the credit facilities, the consent solicitation, and potential changes in market conditions constitute forward-looking statements. For a description of factors that may cause the Company’s actual results, performance or expectations to differ from any forward-looking statements, please review the information under the heading “Risk Factors” included in Item 1A of the Company’s 2014 Annual Report on Form 10-K and other documents of the Company on file with or furnished to the Securities and Exchange Commission. Any forward-looking statements made in this press release are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, the Company or its business or operations. Except as required by law, the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise. We caution you that actual outcomes and results may differ materially from what is expressed, implied or forecasted by the Company’s forward-looking statements.